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                                                                   Exhibit 10.64

                          [LETTERHEAD OF ACE LIMITED]

October 29, 2001

Mr. Evan Greenberg

Dear Evan,

Further to our recent discussions, please now find attached the main elements of compensation relative to our offer of employment to you as Chief Executive Reinsurance Operations and Vice Chairman ACE Limited, subject to the formality of obtaining a Bermuda work permit.

You will in addition, participate in all the benefit plans enjoyed by our senior executive group, which includes an executive medical program as well as financial and tax planning.

For the sake of clarity, I should also point out that ACE is required to deduct Government Payroll Tax on compensation, which, in your case will amount to approximately $10,000. All other local taxes are absorbed by the Company. As you would expect, ACE withholds income tax from US citizens and complies with all US reporting obligations.

Our Long Term Incentive program anticipates annual awards and the level of options follows advice from William Mercer & Co. regarding the Black Scholes value which presently ranges between 40% and 45% of the face value of stock reflecting the historic volatility of the Company's share price.

Evan, I sincerely hope that you will find our offer attractive and feel certain that your capabilities will add significantly to ACE development. I shall really look forward to working with you again in this very dynamic environment.

Yours sincerely,

Brian Duperreault
Chairman and Chief Executive Officer

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                          CEO, Reinsurance Operations &
                           Vice Chairman, ACE Limited

SALARY                            $800,000 per annum

LIVING ALLOWANCE                  $100,000 per annum

ANNUAL CASH INCENTIVE:            At the discretion of the Board of Directors
                                  based on individual contribution and the Company's results. It is anticipated that the range will be between 0 - 150% of annual cash salary.

CASH INCENTIVE:                   $500,000 to be paid on joining.
(Sign-On)

ANNUAL LONG TERM INCENTIVE:       At the discretion of the Board of Directors
                                  based on individual contribution and the Company's results. It is anticipated that you will be eligible for consideration for award at the end of Financial Year 2002 with a potential range delivered in combined restricted stock and options projected to be up to 250% of base salary.

LONG TERM INCENTIVE:              25,000 Restricted Ordinary ACE Limited Shares
(Sign On)                         to be awarded at the New York Stock Exchange
                                  closing price for ACE Limited Ordinary Shares on the 1/st/ business trading day of the month immediately following your start date. Vest
                                  25% per annum over 4 years provided you are employed by the Company on each vesting date, with the first 25% to vest on the first anniversary date of the grant.
                                  100,000 Options to purchase ordinary ACE
                                  Limited Shares to be awarded at the New York
                                  Stock Exchange closing price for ACE Limited
                                  Ordinary Shares on the 1/st/ business trading day of the month immediately following your start date. Vesting 33 1/3% per annum over 3 years provided you are employed on each vesting date with the first 33 1/3% vesting on first anniversary date of grant.

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DEFINED CONTRIBUTION PLAN:       Participation in Company's retirement plan.
                                 Based on cash salary and annual cash incentive
                                 - 6% Company contribution plus up to 6% Company contribution to match individual contribution with potential for up to an additional 3% profit share contribution by the Company.

LIFE ASSURANCE:                  Coverage in accordance with ACE Limited's
                                 current plan
                                 4 x annual salary - subject to medical.

DISABILITY INSURANCE:            Coverage in accordance with ACE Limited's
                                 current plan
                                 60% of salary after six months total disability
                                 - subject to medical.

HEALTH (including DENTAL)        Coverage in accordance with ACE Limited's
& MAJOR MEDICAL INSURANCE:       current plan, subject to six month's exclusion
                                 for any known pre-existing conditions.

HOUSING ALLOWANCE                Reimbursement for cost of renting suitable
                                 accommodation in Bermuda

CAR LOAN:                        Interest free loan for an automobile up to a
                                 maximum amount of $32,000 depreciated over a six-year period.

CAR ALLOWANCE:                   Reimbursement for expenses of $350 per month
                                 towards the cost of running an automobile e.g.
                                 gas, repairs, license and insurance etc.
                                 (subject to owning a car)

CLUB MEMBERSHIP:                 Club membership of your choice in Bermuda -
                                 initiation and annual dues.

VACATION:                        20 days per calendar year exclusive of public
                                 holidays.

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